Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of July 29, 2014 (the “Effective Date”), by and between 245 WEST 17th STREET PROPERTY INVESTORS II, LLC and 249 WEST 17th STREET PROPERTY INVESTORS II, LLC, each a Delaware limited liability company, having an office at 430 Park Avenue, 12th Floor, New York, New York 10022 (referred to herein jointly or severally, as the context requires, as “Seller”), and NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an office c/o American Realty Capital, 405 Park Avenue, 12th Floor, New York, New York 10022 (“Purchaser”).

W I T N E S S E T H :

1.    Agreement to Sell and Purchase.

1.1    Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter contained, their respective right, title and interest in and to:

(a)    that certain lot, piece or parcel of land located at, and commonly known as, 245 West 17th Street, Borough of Manhattan in the City of New York, County of New York and State of New York, as more particularly bounded and described in Exhibit 1.1(a) attached hereto and hereby made a part hereof (the “245 Land”), together with (i) the building(s) erected thereon (the “245 Building”) and any and all other fixtures and improvements erected thereon (the 245 Building and such other fixtures and improvements being hereinafter collectively referred to as the “245 Improvements”); (ii) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the 245 Land, to the center line thereof, (iii) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the 245 Land or any portion thereof and used in conjunction therewith, (iv) any development rights appurtenant to the 245 Land or any portion thereof, and (v) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the 245 Land or any of the 245 Improvements by reason of change of grade or closing of any street, road or avenue, it being understood and agreed that Seller will execute and deliver to Purchaser on the Closing Date (as hereinafter defined) or thereafter (which obligation shall survive the Closing (as hereinafter defined)), upon reasonable written request, all proper instruments for the conveyance of such right, title and interest and for the assignment and collection of any such awards or payments, without representation or warranty by or recourse to Seller, except to the extent specifically provided herein and without extension of any survival periods relating thereto;

(b)    that certain lot, piece or parcel of land located at, and commonly known as, 249 West 17th Street, Borough of Manhattan in the City of New York, County of New York and State of New York, as more particularly bounded and described in Exhibit 1.1(a) attached hereto and hereby made a part hereof (the “249 Land,” along with the 245 Land being referred to herein jointly or severally, as the context requires, as the “Land”), together with (i) the building(s) erected thereon (the “249 Building,” along with the 245

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Building being referred to herein jointly or severally, as the context requires, as the “Building”) and any and all other fixtures and improvements erected thereon (the 249 Building and such other fixtures and improvements being hereinafter collectively referred to as the “249 Improvements,” along with the 245 Improvements being referred to herein jointly or severally, as the context requires, as the “Improvements”); (ii) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the 249 Land, to the center line thereof, (iii) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the 249 Land or any portion thereof and used in conjunction therewith, (iv) any development rights appurtenant to the 249 Land or any portion thereof, and (v) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the 249 Land or any of the 249 Improvements by reason of change of grade or closing of any street, road or avenue, it being understood and agreed that Seller will execute and deliver to Purchaser on the Closing Date (as hereinafter defined) or thereafter (which obligation shall survive the Closing (as hereinafter defined)), upon reasonable written request, all proper instruments for the conveyance of such right, title and interest and for the assignment and collection of any such awards or payments, without representation or warranty by or recourse to Seller, except to the extent specifically provided herein and without extension of any survival periods relating thereto;

(c)    all fixtures, machinery, tangible personal property and equipment (excluding furniture, furnishings, equipment and other personal property of Tenants (as hereinafter defined)) used in connection with or attached or appurtenant to or at or upon all or any portion of the Land and the Improvements at the date hereof, including, without limitation, such fire protection, heating, plumbing, electrical and air conditioning systems as now exist thereat;

(d)    the interest of the landlord in and to all Leases (as hereinafter defined) of all or any portion of the Land and the Improvements, and all security deposits (if any) held by Seller thereunder on the Closing Date,

(e)    permits and licenses, if any, held solely for use in connection with all or any portion of the Land and the Improvements;

(f)    all of Seller’s right, title and interest in and to those contracts being assumed by Purchaser and listed on Exhibit 1.1(b) attached hereto and made a part hereof (the “Assumed Contracts”);

(g)    all of Seller’s right, title and interest in and to all assignable contract rights and intangible property pertaining to the Land or Improvements and/or the development, construction, ownership, use or operation thereof, including, without limitation: (i) all guaranties and warranties, (ii) all designs, plans, specifications, engineering drawings and prints, and surveys, (iii) all development rights, entitlements, licenses, approvals and agreements, and (iv) all consents, variances, waivers, licenses, permits, registrations, notifications, comfort letters, reliance letters, estoppels, certificates, authorizations and other approvals and all applications for any of the foregoing (collectively, “Intangibles”);

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All of the above enumerated property, rights and interests to be sold to Purchaser pursuant to this Agreement (including, without limitation, the Building and Improvements erected on the Land or any part thereof) are hereinafter sometimes collectively referred to as the “Property”.

2.    Purchase Price.

2.1    The purchase price for the Property shall be THREE HUNDRED THIRTY-FIVE MILLION DOLLARS ($335,000,000) (the “Purchase Price”) subject to such apportionments, adjustments and credits as are provided in this Agreement.

2.2    Purchaser shall pay the Purchase Price as follows:

2.2.1 The sum of ten percent (10%) of the Purchase Price (such sum, together with any interest earned thereon, is referred to collectively as the “Downpayment”), upon the signing of this Agreement, by bank check drawn on a member bank of the New York Clearinghouse Association, payable to First American Title Insurance Company (“Escrow Agent”), subject to collection, or by wire transfer of immediately available federal funds.

The Downpayment shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. Any interest earned on the principal portion of the Downpayment shall be deemed to be part of the Downpayment and shall be paid together with the principal portion of the Downpayment, it being understood and agreed that any interest earned on the Downpayment shall be credited to the Purchase Price upon the Closing. The Downpayment shall be non-refundable to Purchaser, except as otherwise expressly provided herein.

2.2.2 The balance of the Purchase Price (the Purchase Price less the Downpayment) shall be paid to Seller on the Closing Date, in accordance with Section 2.1 above, subject to the apportionments, adjustments and credits referenced therein, simultaneously with the delivery of the Deed by federal funds wire transfer of immediately available funds to an account at such bank or banks as shall be designated by Seller by notice to Purchaser at least one (1) Business Day (as hereinafter defined) prior to the Closing Date.

2.2.3 Subject to Section 22, whenever in this Agreement Purchaser is entitled to a return of the Downpayment, Purchaser shall be entitled to the return of the Downpayment actually being held by Escrow Agent pursuant to this Agreement. Subject to Section 22, whenever in this Agreement Seller is entitled to retain the Downpayment, Seller shall be entitled to the Downpayment actually being held by Escrow Agent pursuant to this Agreement.

2.3    Purchaser’s obligations to pay the Purchase Price and otherwise consummate the transactions contemplated hereby are not in any way conditioned upon Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing or equity investment, or otherwise).

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3.    Closing.

3.1    The closing of the transaction contemplated hereby (the “Closing”) shall occur at 10:00 A.M. Eastern Standard Time on the date which is thirty (30) days following the Effective Date, or the next following Business Day, if such date shall not be a Business Day (the “Closing Date”); provided, however, Purchaser shall have the right to accelerate the Closing Date so as to occur on an earlier Business Day upon not less than three (3) Business Days prior written notice to Seller, provided that Seller’s mortgage lender agrees to accept prepayment of Seller’s outstanding mortgage loan indebtedness in full as of the proposed Closing Date. The Closing shall take place through escrow deposits with the Escrow Agent. Purchaser and Seller shall conduct a “preclosing” on the last Business Day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey title to the Property to Purchaser by the Deed (as hereinafter defined) upon confirmation of receipt of the Purchase Price as set forth below. Provided all conditions precedent to Purchaser’s obligations hereunder have been satisfied, Purchaser agrees to deliver the Purchase Price by timely delivering the same to Escrow Agent no later than 3:00 p.m. Eastern Time on the Closing Date.

4.    Exceptions to Title; Title Matters.

4.1    The Property is sold and shall be conveyed subject only to the following matters (collectively, the “Permitted Exceptions”):

4.1.1 All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the Closing Date, subject to adjustment as hereinafter provided;

4.1.2 All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”).

4.1.3 All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either presently existing or granted to a public utility or adjoining owner in the ordinary course (collectively, “Rights”), provided any such exceptions do not interfere with the present use of the Property, do not prohibit the maintenance and operation of the Property and do not impose any financial or other obligations on the Purchaser.

4.1.4 Any state of facts which would be shown on or by an accurate current survey of the Property provided same does not render title unmarketable (collectively, “Facts”).

4.1.5 Rights of tenants of the Property pursuant to leases and any and all amendments, assignments and subleases, with Seller, or any predecessor fee owner of the

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Property (collectively, “Leases”), and others claiming by, through or under any such tenants (collectively, the “Tenants”).

4.1.6 Any financing statements filed on a date more than five (5) years prior to the Closing Date and not naming Seller as the debtor thereunder, and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property which is not part of the Property, provided that in either case the Title Company shall omit such matters as exceptions from the Title Policy issued to Purchaser at Closing.

4.1.7 All violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations whether or not noted or issued at the date hereof or at the Closing Date (collectively, “Violations”); provided, however, that Seller shall be responsible for the payment all penalties, fees, or fines (or interest thereon) imposed on or before the Closing in connection with any Violations.

4.1.8 Consents by Seller prior to the Effective Date or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

4.1.9 Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property, provided that the same shall not prevent, in any material adverse manner, the use of the Property for its current use.

4.1.10 Variations between tax lot lines and lines of record title provided same do not render title unmarketable.

4.1.11 The standard conditions and exceptions to title contained in the “title jacket” of the form of title policy, and the standard exceptions for (a) real property taxes and assessments not yet due and payable; (b) the rights of tenants of the Property; and (c) matters shown on a survey of the Property in each case as set forth on Schedule B of the title commitment issued to Purchaser or the “marked-up” title commitment issued to Purchaser by the Title Company.

4.1.12 Any lien or encumbrance (including, without limitation, any mechanic’s lien and materialmen’s lien) the removal of which is the obligation of a Tenant.

4.1.13 Any other matter which the Title Company may raise as an exception to title, provided the Title Company will omit such exception from the Title Policy issued to Purchaser at Closing.

4.1.14 All service, maintenance, management, union and other contracts in connection with the Property as set forth on Exhibit 4.1.14 hereto and all renewals, replacements, extensions of same or additional service contracts that may hereafter be entered into in the ordinary course of business in accordance with the terms hereof, provided same are

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terminable by Seller or Purchaser upon 30 days notice without penalty or premium (collectively, “Service Contracts”) and are not terminated prior to Closing. Seller agrees that it shall terminate any terminable Service Contracts as of the Closing Date if requested to do so in writing by Purchaser in advance and within the time periods prescribed by any such Service Contract, provided that the fees to be paid under such Service Contracts are apportioned by Seller and Purchaser as of Closing. Any Service Contract that Purchaser does not request to be terminated shall be deemed to be an Assumed Contract.

4.2    Purchaser shall promptly order from First American Title Insurance Company (the “Title Company”), a title examination (the “Title Report”), which shall include provision for the issuance of a co-insurance endorsement by Stewart Title Insurance Company (through its Title Associates division located in New York City), for no less than fifty percent (50%) of the coverage of the owner’s policy, and a survey update. Purchaser shall cause a copy of the Title Report and updated survey to be delivered to Seller’s attorney concurrently with the delivery thereof to Purchaser’s attorney. No later than 5:00 p.m. Eastern Standard Time on the date that is five (5) Business Days after the date that the Title Company delivers the Title Report and survey update to Purchaser (the “Title Report Objection Date”), Purchaser or Purchaser’s attorney shall furnish to Seller’s attorney a writing (the “Title Report Objection Notice”) specifying any exceptions to title to the Property set forth in the Title Report or such survey update which Purchaser believes are not Permitted Exceptions and “subject to” which Purchaser believes it is not required to accept title; provided, however, that Seller shall be required to omit all Required Cure Items (hereinafter defined) without Purchaser having any obligation to specify any Required Cure Items in any such Title Report Objection Notice. Subject to this Section 4.2 and Section 4.3 hereof, Purchaser’s failure to timely deliver the Title Report Objection Notice on or prior to the 5:00 p.m. Eastern Standard Time on the Title Report Objection Date shall constitute Purchaser’s irrevocable acceptance of the Title Report and Purchaser shall be deemed to have unconditionally waived any right to object to any matters set forth therein. If, after giving the Title Report Objection Notice to Seller, Purchaser receives an update to the Title Report or a further update of such updated survey showing any title defects which Purchaser claims are not Permitted Exceptions and “subject to” which Purchaser believes it is not required to accept title, Purchaser shall give written notice thereof to Seller immediately after the date Purchaser receives such evidence and Purchaser shall be deemed to have unconditionally waived any such matters as to which it fails to give such notice to Seller within five (5) Business Days after the date Purchaser receives same; provided, however, that Seller shall be required to omit all Required Cure Items without Purchaser having any obligation to specify any Required Cure Items in any such notice. Seller shall have five (5) Business Days following the receipt of the Title Report Objection Notice, or until Closing, if sooner, in which to give Purchaser notice (each such notice, a “Seller Title Response”) that Seller will either: (a) cause such matters or conditions to be deleted from the Title Report, and, if applicable, removed from the survey; or (b) not cause such new matter or condition to be deleted from the Title Report or removed from the survey, as the case may be. If Seller gives notice pursuant to clause (a), then Seller will cause such new matter or condition to be deleted from the Title Report or removed from the survey, as the case may be, to occur prior to the Closing Date, as same may be adjourned pursuant to the provisions of this Section 4. If Seller (i) fails to give a Seller Title Response within said five (5) Business Day period, or (ii) gives notice pursuant to clause (b), then Purchaser will deliver written notice to Seller on or before five (5) Business Days following the earlier of the expiration of such five (5) Business Day period or the giving of the Seller Title

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Response either (X) terminating this Agreement; or (Y) waiving the right to terminate this Agreement as a result of any such matter or condition. If Purchaser fails to deliver such notice terminating this Agreement pursuant to clause (X) within said five (5) Business Day period, then Purchaser shall be deemed to have elected under clause (Y) above. If Purchaser elects to waive the right (or is deemed to have elected to waive the right) to terminate this Agreement pursuant to clause (X) above, then any matter or condition previously objected to by Purchaser that Seller did not agree to have deleted from the Title Report and/or survey shall become a Permitted Exception.

4.3    If, on the Closing Date, Seller fails or is unable to convey to Purchaser title to the Property subject to and in accordance with the provisions of this Section 4, Seller shall be entitled, upon written notice delivered to Purchaser on or prior to the Closing Date, to reasonable adjournments of the Closing one or more times for a period not to exceed ninety (90) days in the aggregate to enable Seller to convey such title to the Property. Subject to this Section 4.3, if Seller does not so elect to adjourn the Closing and Seller fails or is unable to convey title subject to and in accordance with the provisions of this Agreement, or if at the adjourned date Seller fails or is unable to convey title subject to and in accordance with the provisions of this Agreement, Purchaser shall be entitled, to either: (A) terminate this Agreement by written notice to Seller and Escrow Agent delivered on or promptly after the date scheduled for the Closing, in which event Purchaser shall be entitled to a return of the Downpayment, and this Agreement shall thereupon be deemed terminated and of no further effect, and neither party hereto shall have any obligations to the other hereunder or by reason hereof, except for the provisions hereof that expressly survive termination of this Agreement; or (B) complete the purchase (with no reduction in the Purchase Price) with such title as Seller is able to convey on the date that is either ten (10) Business Days after the Closing Date if Seller does not elect to adjourn the Closing or five (5) Business Days after the adjourned date of the Closing if Seller elects to adjourn the Closing. If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment, in accordance with its terms. Purchaser shall make its election between clauses (A) and (B) of the second sentence of this Section 4.3 by written notice to Seller given not later than five (5) Business Days after notice by Seller to Purchaser of Seller’s inability or unwillingness to remove any objection(s) to title. If Purchaser shall fail to give such notice as aforesaid, Purchaser shall be deemed to have elected clause (A) above. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition precedent to Purchaser’s obligations under this Agreement or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity; provided, however, notwithstanding the foregoing, Seller shall cause to be removed as exceptions to title the following: (x) the liens of any mortgages affecting the Property, (y) any mechanic’s or materialmen’s liens filed against the Property due to work performed at the Property by Seller or at Seller’s direction, and (z) other monetary liens not otherwise included in clause (x) or clause (y) above which can be removed by the payment of a liquidated sum of money not to exceed $500,000.00 in the aggregate with respect of all such other monetary liens (the exceptions referred to in clauses (x), (y) and (z) above are referred to herein as “Required Cure Items”). If Seller fails to cause all Required Cure Items to be removed as exceptions to title on or prior to the Closing Date, then Purchaser shall have the right to terminate this Agreement as a result of such failure and proceed under clause (ii) of Section 10.2 hereof.

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4.4    Notwithstanding anything in Section 4.3 above to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. The acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated to survive the Closing hereunder.

4.5    The amount of any unpaid taxes, assessments and water and sewer charges which Seller is obligated to pay and discharge may, at the option of Seller, be paid by Purchaser out of the balance of the Purchase Price, if bills therefor with any interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing and the Title Company omits same as an exception to the Title Policy.

4.6    If the Property shall, at the time of the Closing, be subject to any liens (such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes), encumbrances or other title exceptions which would be grounds for Purchaser to reject title hereunder, the same shall not be deemed an objection to title provided that, at the time of the Closing, Seller delivers checks at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit same as an exception to the Title Policy) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments.

4.7    Notwithstanding anything to the contrary contained in this Agreement, the fact that the Property does not have a certificate or certificates of occupancy (or, if there be such certificate or certificates, that there exist any variances between such certificate or certificates and the actual state or use of the Property) shall not be deemed an objection to title or a reason for Purchaser not to close hereunder.

4.8    Seller shall permit Purchaser and/or Purchaser’s agents or consultants (each a “Purchaser Party,” and collectively, “Purchaser Parties”) reasonable access to the Property (during normal business hours) for purposes of conducting visual inspections of the Property. Purchaser shall give Seller reasonable (but in no event less than two (2) Business Days’) prior notice of any Purchaser Party’s intention to conduct any inspection of the Property. Seller reserves the right to have a representative present during any or all inspections of the Property conducted by a Purchaser Party. All inspections shall be conducted in compliance with all applicable laws. The Purchaser Parties shall not interfere the activity of contractors, Tenants or any persons occupying or providing services at the Property and shall take all actions and implement all protections necessary to ensure that the inspections of the Property and the equipment, materials, and substances generated, used or brought onto the Property in connection therewith, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or any persons. Immediately upon the completion of any inspection of the Property, Purchaser, at its sole expense, shall cause any portion of the Property damaged or altered by or in connection with such inspection to be repaired and/or restored to the condition it was in prior to the inspection. Any inspections undertaken by or on behalf of Purchaser shall be at Purchaser’s sole risk and expense. Prior to undertaking any inspections of the Property, Purchaser or the Purchaser Party, as applicable,

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shall obtain and maintain not less than Three Million ($3,000,000.00) Dollars comprehensive general liability insurance with a contractual liability endorsement and which names Seller and Seller’s property manager at the Property, as additional insureds thereunder (a copy of which policy and proof of premium payment shall be provided by Purchaser to Seller prior to undertaking any inspections under this Section 4.8). Such insurance coverage shall be maintained by Purchaser for a period of no less than one hundred eighty (180) days after the Closing or any termination of this Agreement for any reason. Purchaser agrees to indemnify and hold and save Seller and each of the Seller Related Parties (as hereinafter defined) harmless from any claim, loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, to the extent arising out of: (i) a breach in connection with any such inspection by Purchaser or any Purchaser Party of any applicable laws, rules, regulations or ordinances, or the agreements set forth in this Section 4.8, including the failure to restore the Property after such inspection if necessary; (ii) any access to, entry upon or activity conducted by, or on behalf of, Purchaser, or any Purchaser Party, in connection with any such inspection with respect to or on the Property, whether or not such access, entry or activity is permitted by, in compliance with or in violation of any applicable laws, rules, regulations or ordinances, or this Section 4.8; (iii) any lien, claim or levy, including construction, mechanic’s, materialmen’s and judgment liens, filed or pending against any portion of the Property, or title thereto, by any contractor, sub-contractor or other party having a claim against or through Purchaser or any Purchaser Party resulting from any such inspection (without limiting the foregoing indemnity, Purchaser hereby acknowledges and agrees that Purchaser’s failure to cause any such lien to be released or bonded to the reasonable satisfaction of Seller within twenty (20) days after receipt of notice thereof shall constitute a default hereunder if Purchaser fails to close the transaction contemplated hereby); and (iv) any claims, suits, actions or the assertion of any other rights by or on behalf of any tenant, invitee, guest or other party alleging personal injury, property damage, interruption of business, nuisance or any other allegation of negligence or wrong doing relating to any such inspection, and including any and all damages, losses, obligations, liabilities, costs and expenses incurred by or asserted or claimed against Seller or any Seller Related Party, as a result of, caused by, or arising out of any matters set forth in subclauses (i) through (iv) above resulting from such inspection. All obligations and agreements of, and indemnifications by, Purchaser contained in this Section 4.8 shall survive Closing or any termination of this Agreement for any reason.

5.    As Is.

5.1    Except as expressly set forth in this Agreement to the contrary, Purchaser is expressly purchasing the Property in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects, and, Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same. Subject to the terms hereof, Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Property, Laws and Regulations, Rights, Facts, Leases, Service Contracts, Violations, Employees (as hereinafter defined) and Union Contract (as hereinafter defined) and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof. Purchaser has undertaken all such investigations of the Property, Laws and Regulations, Rights, Facts, Leases, Service Contracts, Violations, Employees and Union Contracts as Purchaser deems necessary or appropriate under the circumstances as to the status of the Property and

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based upon same and the terms hereof, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers. Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property and, by reason of all the foregoing, Purchaser assumes the full risk of any loss or damage (subject to Section 11 below) occasioned by any fact, circumstance, condition or defect pertaining to the Property, subject to Purchaser’s rights expressly set forth herein in the event of a breach of any representation or warranty of Seller expressly set forth in this Agreement.

5.2    Except as expressly set forth in this Agreement to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied including, without limitation warranties with respect to the Property. Except as is expressly set forth in this Agreement to the contrary, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or Broker (as hereinafter defined), or any of their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Seller Related Parties”) with respect to the Property, and that, in fact, except as expressly set forth in this Agreement to the contrary, no such representations were made. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

5.3    Seller makes no warranty with respect to the presence of Hazardous Materials on, above or beneath the Land (or any parcel in proximity thereto) or in any water on or under the Property. The Closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). As used herein, the term “Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. As used herein, the term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource

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Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

5.4    Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Subject to the terms hereof, Purchaser releases Seller, the Seller Related Parties and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser and their successors and assigns (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the documents and information referred to herein, the Leases, the Tenants, any construction defects, errors or omissions in the design or construction and any environmental conditions, and neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

5.5    The provisions of this Section 5 shall survive the Closing or the earlier termination of this Agreement and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

6.    Apportionments.

6.1    At the Closing, the following items shall be apportioned between the parties as of 11:59 PM on the day preceding the Closing Date. Any errors in the apportionments pursuant to this Section 6 shall be corrected by appropriate re-adjustment between Seller and Purchaser after the Closing, provided that notice of any such error, with supporting calculations, shall be given by Purchaser to Seller or by Seller to Purchaser, as the case may be, no later than ninety (90) days after the Closing, if ascertainable within such period, it being understood and agreed that if any such items or errors are not ascertainable at the Closing or within ninety (90) days thereafter, the apportionment shall be made subsequent to the Closing when the charge or error is determined. The items to be apportioned are:

6.1.1 (a)    Fixed rents payable by Tenants which are collected on or prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs (the “Current Month”), on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser).

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(b)    If, at the Closing, fixed rent in respect of the Current Month is unpaid by any Tenant, or fixed rent other than fixed rent in respect of the Current Month is past due by any Tenant, Seller and Purchaser agree that the first moneys received by such party from such Tenant shall be received and held by Purchaser or Seller, as the case may be, in trust, and shall be disbursed as follows:

(i)    First, to Seller and Purchaser, in an amount equal to all fixed rent owing by such Tenant to Seller and Purchaser in respect of the Current Month on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser);

(ii)    Next, to Purchaser, in an amount equal to all other fixed rent owing by such Tenant to Purchaser in respect of all periods after the Current Month;

(iii)    Next, to Seller, in an amount equal to all other fixed rent owing by such Tenant to Seller in respect of all periods prior to the Current Month; and

(iv)    The balance, if any, to Purchaser;

(c)    If the Leases contain obligations for utility charges, rent escalations for real estate taxes, operating expenses, cost-of-living adjustments or other forms of rent other than fixed rent (collectively, “Additional Rent”), and Seller shall have collected any portion of such Additional Rent for a period on or after the Closing Date, then the same shall be apportioned and credit given to Purchaser for such period. If such Additional Rent have not been billed, or if billed, have not been collected by Seller as of the Closing Date, then Purchaser shall (i) in good faith and with due diligence bill and collect such Additional Rent and when the amount of such Additional Rent is determined and collected by Purchaser, the same shall be apportioned in the same manner as fixed rent as provided in Section 6.1.1.(b), (ii) to the extent allocable to Seller, hold the first monies so received in trust for the benefit of Seller, and (iii) to the extent required to pay the amounts due to Seller for the period up to the Closing Date, promptly remit the same to Seller. If such Additional Rent is received by Seller after the Closing Date, then such Additional Rent shall be apportioned as provided herein and Seller shall (i) to the extent allocable to Purchaser, hold the first monies so received in trust for the benefit of Purchaser, and (ii) to the extent required to pay the amounts due to Purchaser for the period on or after the Closing Date, promptly remit the same to Purchaser.

(d)    Each party agrees to remit reasonably promptly to the other the amount of such rents to which such party is so entitled and to account to the other party monthly in respect of same. Seller shall have the right from time to time for a period of one hundred eighty (180) days following the Closing, on reasonable prior notice to Purchaser, to review Purchaser’s rental records with respect to the Property to ascertain the accuracy of such accountings. Purchaser shall have the right from time to time for a period of one hundred eighty (180) days following the Closing, on reasonable prior notice to Seller, to review Seller’s rental records with respect to the Property to ascertain the accuracy of such accountings.

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(e)    Subsequent to the Closing, Purchaser agrees that it shall promptly render bills for and shall exercise reasonable diligence in the collection of any rent due to Seller pursuant to this Agreement. The obligations of Purchaser and Seller to pay over to the other rents collected as provided in this Section 6.1.1 shall be an independent covenant of Purchaser and Seller and such payments shall be made promptly without any set off or deduction whatsoever. Nothing herein shall preclude Seller from asserting separate and independent claims against Tenants owing rent to which Seller is entitled hereunder, including, without limitation, the institution of such actions and proceedings as Seller shall deem necessary or advisable for the purpose of collecting such rent, except that Seller shall not institute any summary dispossession, eviction or similar proceedings which affect the possessory rights of any Tenant.

(f)    Purchaser shall receive a credit at the Closing in an amount equal to (i) the remaining tenant improvement allowances under the Leases as of the Closing Date; plus (ii) the abatement of base or fixed rent applicable to periods from and after the Closing Date provided to a Tenant pursuant to the applicable Lease for such Tenant; plus (iii) the cost of the Landlord’s Initial Work (as defined in each of the Leases) that remains outstanding as of the Closing Date and cannot be completed prior to the completion of the applicable Tenant’s work in the space demised to such Tenant under the Lease for such Tenant (the “Make Ready Work”); plus (iv) $275,000 as compensation for the vacant retail space consisting of approximately two thousand eight hundred eleven (2,811) square feet on the ground floor of the Building. The foregoing credits are calculated and more particularly shown on Exhibit 6.1.1(f) attached hereto and made a part hereof. Except as otherwise expressly provided herein, Purchaser waives any other credits for base or fixed rent under the Leases or vacant space at the Property.

6.1.2 Real estate taxes, business improvement district charges, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. Upon the Closing Date and subject to the adjustment provided above, Purchaser shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year. In no event shall Seller be charged with or be responsible for any increase in the real estate taxes or assessments levied or imposed upon the Property resulting from the transfer of the Property herein contemplated or from any improvements made or Leases entered into at any time or for any reason. If any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Purchaser hereby assumes the obligation to pay any such installments due on and after the Closing Date.

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6.1.3 Any charges or fees for transferable licenses and permits for the Property.

6.1.4 Any dues, registration or filing fees with any governmental authority engaged in rent regulation.

6.1.5 Wages of Employees, together with accrued vacation pay, social security taxes, workers’ compensation, pension and other fringe benefits. Fringe benefits shall be based upon the Union Contract. Seller shall not be charged with termination pay arising by reason of Purchaser’s termination of any Employees at or subsequent to the Closing, and Purchaser shall be fully liable for any such termination pay.

6.1.6 If applicable, Utility charges (except water), including, without limitation, electricity, gas, steam, telephone and other utilities (other than such charges the payment of which are the direct obligations of Tenants under their respective Leases), all prorated based upon the most current bill unless actual readings are obtained prior to the Closing Date, in which case such actual readings shall govern. It is understood that (i) at or before the Closing, Seller shall close its utility accounts (including without limitation, telephone, steam, electricity and gas) and request the return of deposits, if any, deposited by Seller in connection with all such utility accounts directly from the utilities and (ii) there shall be no apportionment of charges by such utilities nor of any deposits deposited by Seller with the utilities.

6.1.7 Intentionally omitted.

6.1.8 Intentionally omitted.

6.1.9 Intentionally omitted.

6.1.10 Any leasing commissions due to any broker or leasing agent on or after the date hereof in connection with the initial term of any Leases shall be paid by Seller, or at Seller’s option, credited to Purchaser, at Closing and not subject to adjustment at Closing.

6.1.11 Amounts due, if any, under the Assumed Contracts.

6.1.12 Any unpaid tenant improvement allowance expressly provided to a Tenant pursuant to its Lease shall be credited to Purchaser.

6.1.13 All other items customarily apportioned in connection with sales of buildings substantially similar to the Building in the State and City of New York.

6.2    At the Closing, Seller shall give Purchaser a credit against the Purchase Price in the aggregate amount of all unapplied security deposits and advance rentals in the nature of security deposits made by Tenants under Leases, less any amounts applied by Seller to the obligations of any Tenant under its Lease prior to the date hereof. Except in connection with the termination of any Lease in accordance with the terms hereof, Seller agrees to not apply any security deposits after the date hereof.

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6.3    At Closing, Seller shall deliver to Purchaser executed transfer forms reasonably required by the issuing bank of any security deposits which are held in the form of letters of credit (the “Letters of Credit”) and original of all Letters of Credit, if the same are transferable and to the extent they are in Seller’s possession. If any of the Letters of Credit are not transferable, Seller agrees to cooperate with Purchaser and use commercially reasonable efforts to cause the Tenants obligated under such Letters of Credit to cause new letters of credit to be issued in favor of Purchaser in replacement thereof.

6.4    If there are water meters on the Property, Seller shall endeavor to furnish readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer rents, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. If Seller fails or is unable to obtain such readings, the Closing shall nevertheless proceed and the parties shall apportion the meter charges and sewer rents on the basis of the last readings and bills received by Seller and the same shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unpaid water meter bills, frontage, sewer charges and assessments which are the obligation of any Tenant in accordance with the terms of its Lease shall not be adjusted, nor shall the same be deemed an objection to title, and Purchaser shall take title subject thereto.

6.5    Seller shall not be required or entitled to assign any policies of insurance in respect of the Property to Purchaser. Purchaser shall be responsible for obtaining its own insurance as of the Closing Date, and no adjustment shall be made for any insurance premiums.

6.6    The provisions of this Section 6 shall survive the Closing; provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 6.1 above.

7.    Representations and Warranties of the Parties; Certain Covenants.

7.1    Seller represents to Purchaser, with respect to the portion of the Property owned by it, that the following are true and correct as of the date hereof:

7.1.1 Seller is a limited liability company duly formed and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement. Seller is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action of Seller. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms.

7.1.2 Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.

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7.1.3 Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

7.1.4 The only Leases as of the date hereof are those listed on Exhibit 7.1.4 annexed hereto and made a part hereof (the “Schedule of Leases”), true and complete copies of which have been exhibited to Purchaser. Other than the Leases, Seller has not entered into, and, to Seller’s knowledge, no other party has entered into, any other leases, licenses, tenancies, possession agreement or other occupancy agreements affecting the Property. Seller does not warrant that any particular Lease as set forth on the Schedule of Leases will be in force at the Closing or that the Tenants have or will have performed their obligations thereunder.

7.1.5 The only agreements for the payment of leasing commissions due on or after the date hereof in connection with the Leases are those listed on Exhibit 7.1.5 annexed hereto and made a part hereof (the “Brokerage Agreements”).

7.1.6 There are no employees of Seller with respect to the Property. Any employees engaged in work at the Property are employees of (a) the Property Manager, who is “Jones Lang LaSalle” (as such term is defined below) or (b) the Contractor(s), who are (i) Able Engineering (“Able”) (the Building Maintenance Personnel Provider), (ii) Quality Building Services, (“QBS”) (the Building’s Cleaning Company), (iii) Quality Protection Services, (“QPS”) (the Building’s Security Service Provider at the Property). The applicable employees of QBS and QPS are listed on Exhibit 7.1.6 annexed hereto and made a part hereof (the “Employees”). Certain Employees are subject to collective bargaining agreements between Local 32BJ Service Employees International Union and the Realty Advisory Board on Labor Relations effective January 1, 2012 (the “Union Contracts”). Nothing herein contained shall be deemed to be a guaranty, warranty or assurance that any Employee will be in employ at the Closing or that the Union Contracts will be in effect at the Closing, and the termination of any Employee or the Union Contracts prior to the Closing shall not affect Purchaser’s obligations hereunder.

7.1.7 Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings that would affect the Property.

7.1.8 Except for the Assumed Contracts, there are no Service Contracts relating to the Property which will be binding upon Purchaser after the Closing. True and complete copies of the Service Contracts have been exhibited to Purchaser. Seller has entered into a consulting agreement with Marcus & Pollack LLP in connection with the application for benefits under the Industrial and Commercial Abatement Program (ICAP) before the New York City Department of Finance (the “ICAP Consulting Agreement”) which shall occur upon completion of construction of the premises leased by Twitter, Inc. which will be assigned to, and assumed by, Purchaser at the Closing.

7.1.9 Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any

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statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

7.1.10 Except as otherwise set forth in the Schedule of Leases:

(a)    The Leases are in force and effect and have not been modified, amended, terminated, renewed or extended;

(b)    No Tenant has an option to purchase the Property or any portion thereof;

(c)    No Tenant has paid any rent for more than one month in advance;

(d)    Seller has not received any written notice of any material default of any of Seller’s material obligations under any of the Leases or Assumed Contracts which has not been cured;

(e)    No Tenant is in arrears in the payment of rent for any period in excess of thirty (30) days; and

(f)    Seller has not delivered to any Tenant written notice of a monetary default or material non-monetary default on the part of such Tenant which default remains uncured.

7.1.11 The Property is currently subject to an exclusive leasing arrangement with Savanna Commercial Services, LLC and Newmark Grubb Knight and Frank. The current leasing agreement for the Property (the “Leasing Agreement”) will terminate without the further act of any Person upon the Closing and Seller shall have no continuing obligation or liability under the Leasing Agreement after the Closing Date.

7.1.12 There are no security deposits (including, without limitation, those in the form of letters of credit) presently held by or on behalf of Seller with respect to the Leases, except as set forth on Exhibit 7.1.12 attached hereto.

7.1.13 The are no legal actions, suits or similar proceedings pending or threatened against Seller or the Property except as set forth on Exhibit 7.1.13 attached hereto.

7.1.14 There is no agreement in force and effect whereby Seller has agreed to sell or grant any person or entity an option or right of first refusal to purchase or ground lease all or any part of the Property.

7.1.15 Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any

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statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

7.1.16 As of the Effective Date, the tenant improvement allowances due under: (a) the Lease with Flywheel Sports, Inc. referenced on Exhibit 7.1.4 hereof (the “Flywheel Lease”); (b) the Lease with Room & Board, Inc. referenced on Exhibit 7.1.4 hereof (the “Room & Board Lease”); and (c) each Lease with Twitter, Inc. referenced on Exhibit 7.1.4 hereof (collectively, the “Twitter Lease”) and the amount thereof that is outstanding is set forth on Exhibit 6.1.1(f) attached hereto.

7.1.17 Other than the TI Work (hereinafter defined) pursuant to the Twitter Lease, the Make Ready Work and Landlord’s Initial Work (as such term is defined in each of the Twitter Lease and the Room & Board Lease, as applicable), Seller, as the landlord under each of the Leases, is not responsible for the performance of any other work pursuant to the Leases.

7.1.18 A true, correct and complete list of the Make Ready Work that remains outstanding under the Leases, which for purposes of this Section 7.1.18 also constitutes a portion of the Landlord Initial Work outstanding under the Leases, is set forth on Exhibit 6.1.1(f).

7.1.19 The Landlord’s Initial Work required to be performed by Seller, as landlord, under the Flywheel Lease has been completed.

7.2    Purchaser represents to Seller that the following are true and correct on the date hereof:

7.2.1 Purchaser is a limited liability company, duly formed and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement. The execution and delivery of this Agreement and consummation of the transaction contemplated hereby have been duly authorized by all requisite action of Purchaser (other than the approval of the Committee, hereinafter defined). Purchaser is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser (other than the approval of the Committee). This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms.

7.2.2 Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval or registration under any law, statute,

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rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser (other than the approval of the Committee).

7.2.3 There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Purchaser’s actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

7.2.4 Purchaser is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

7.2.5 Purchaser is not (a) a “Plan”, nor a Plan “Fiduciary”, nor an entity holding “Plan Assets” (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, “ERISA”) nor, to the best of Purchaser’s knowledge, an entity whose assets are deemed to be Plan Assets under ERISA, Purchaser is acquiring the Property for Purchaser’s own personal account and, to the best of Purchaser’s knowledge, the Property shall not constitute Plan Assets subject to ERISA upon conveyance of the Property by Seller. Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or Purchaser’s representation is found to be false or misleading in any respect. The foregoing representation and warranty shall survive Closing.

7.3    Purchaser agrees and acknowledges that, except as specifically set forth in this Agreement, neither Seller nor any of the Seller Related Parties nor Broker nor any agent nor any representative nor any purported agent or representative of Seller or any of the Seller Related Parties or Broker have made, and neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and Seller, the Seller Related Parties and Broker have not made any representations or warranties other than as expressly set forth herein, in either case express or implied, as to (a) the current or future real estate tax liabilities, assessments or valuations of the Property, (b) the potential qualification of the Property for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Property, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Property’s’ non-compliance, if any, with said zoning ordinances, (d) the availability of any

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financing for the alteration, rehabilitation or operation of the Property from any source, including, but not limited to, any state, city or Federal government or any institutional lender, (e) the current or future use of the Property, including but not limited to the Property’s use for residential (including hotel, cooperative or condominium use) or commercial purposes, (f) the present and future condition and operating state of any and all machinery or equipment on the Property and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property on the Property, (h) the presence or absence of any Laws and Regulations or any Violations, (i) the compliance of the Property or the Leases (or the rents thereunder) with any rent control or similar law or regulation, (j) the ability to relocate any Tenant or to terminate any Lease, and (k) the layout, leases, rents, income, expenses, operation, agreements, licenses, easements, instruments, documents or Service Contracts of or in any way affecting the Property. Further, Purchaser acknowledges and agrees that neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Property furnished by Seller, any of the Seller Related Parties or Broker or any broker, employee, agent, consultant or other person representing or purportedly representing Seller, any of the Seller Related Parties or Broker, other than in each case to the extent expressly provided herein. The provisions of this Section 7.3 shall survive the Closing or the earlier termination of this Agreement.

7.4    The representations and warranties set forth in Sections 7.1 and 7.2 shall survive the Closing for a period of ninety (90) days (the “Survival Period”). Each party shall have the right to bring an action against the other based upon the breach of a representation or warranty that survives the Closing hereunder so long as the party bringing the action for breach files such action within the Survival Period. The liability of Seller under this Section 7.4 shall be several, not joint, and each Seller shall be liable as to the representations and warranties made as to the applicable Property owned by each Seller. The provisions of this Section 7.4 shall survive the Closing.

8.    Closing Deliveries.

8.1    Seller shall deliver to Purchaser at Closing the following:

(a)    A bargain and sale deed without covenants against grantor’s acts, in the form attached hereto as Exhibit 8.1(a) and made a part hereof (the “Deed”), duly executed and acknowledged by Seller;

(b)    An assignment and assumption of leases and security deposits, in the form attached hereto as Exhibit 8.1(b) and made a part hereof (the “Assignment of Leases”), duly executed by Seller;

(c)    A notice to the Tenants under the Leases advising them of the sale of the Property, duly executed by Seller;

(d)    Seller shall execute, acknowledge and deliver to Purchaser an assignment of all Seller’s right, title and interest in and to the Assumed Contracts in the form attached hereto as Exhibit 8.1(d) and made a part hereof (the “Assignment of Assumed

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Contracts”). Seller shall deliver Seller’s original counterparts or copies (if Seller does not have originals in its possession), certified to be true, correct and complete, of all such Service Contracts.

(e)    A bill of sale, conveying and transferring to Purchaser all right, title and interest of Seller, if any, in and to certain personal property at the Property (the “Personal Property”), including, without limitation, all assignable (without any third party consent) licenses, permits, warranties and guarantees and plans and specifications held by Seller in connection with the Property, specifically excluding any personal property of Tenants, in the form annexed hereto as Exhibit 8.1(e) and made a part hereof, duly executed by Seller; it being expressly understood that no portion of the Purchase Price shall be attributable to such Personal Property;

(f)    The keys and access codes to any portion of the Property, to the extent in Seller’s possession or control;

(g)    A certificate of non-foreign status, duly executed and acknowledged by Seller, in accordance with Section 1445 of the Code;

(h)    A consent of the members of Seller authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder;

(i)    A New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 for the conveyance of the Property (the “State Transfer Tax Return”), duly executed by Seller;

(j)    A New York City Department of Finance Real Property Transfer Tax Return for the conveyance of the Property (the “City Transfer Tax Return”), duly executed and acknowledged by Seller;

(k)    A New York State Real Property Transfer Report, Form RP-5217NYC (the “Transfer Report”), duly executed by Seller;

(l)    Copies of the Leases and Service Contracts, or, if in the possession of Seller, originals of the Leases and Service Contracts; and

(m)    A City of New York Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement.

(n)    Seller shall make one (1) written request from each of the Tenants under the Leases that such Tenant execute and deliver a tenant estoppel certificate conforming in all material respects to the form attached hereto as Exhibit 8.1(n) or to the form described in such Tenant’s Lease (the “Tenant Estoppel Certificate”). Purchaser shall have received a Tenant Estoppel Certificate from Twitter, Inc. as a condition of Purchaser’s obligation to close.

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(o)    Seller shall execute, acknowledge and deliver to Purchaser an assignment of all Seller’s right, title and interest in and to the ICAP Consulting Agreement pursuant to this Agreement in the form attached hereto as Exhibit 8.1(o) and made a part hereof (the “Assignment of ICAP Consulting Agreement”). Seller shall deliver Seller’s original counterparts or copies (if Seller does not have originals in its possession), certified to be true, correct and complete, of the ICAP Consulting Agreement.

(p)    A title affidavit reasonably acceptable to Seller and the Title Company;

(q)    To the extent in the possession of Seller or its managing agent, copies of any building plans, warranties and guaranties with respect to the Property or any part thereof;

(r)    Such other instruments, agreements or other documents as may be necessary or convenient to effectuate the provisions of this Agreement provided same are delivered subject to the same limitations on Seller’s liability as provided in this Agreement;

(s)    To the extent in the possession of Seller, such other documents relating to the Property (other than books and records), including, without limitation, (i) licenses and permits relating to the Leases or the operation of the Property, (ii) certificates, permits and licenses with respect to the Property issued by any governmental authority, (iii) current certifications verifying elevator and boiler inspections, and (iv) survey, architectural plans, building plans or specifications pertaining to the Property;

(t)    A completed Form 1099B or other documents required by the Code, duly executed and acknowledged by Seller;

(u)    The Closing Statement (hereinafter defined);

(v)    Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(w)    The Letters of Credit and any other security deposits held by Seller pursuant to the Leases and not credited to Purchaser at the Closing in accordance with the terms hereof.

8.2    Purchaser shall deliver to Seller at Closing the following:

(a)	The balance of the Purchase Price;

(b)    An Assignment of Leases, duly executed by Purchaser;

(c)	An Assignment of Assumed Contracts, duly executed by Purchaser;

(d)	As Assignment of ICAP Consulting Agreement, duly executed by Purchaser;

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(e)	The State Transfer Tax Return, duly executed by Purchaser;

(f)	The City Transfer Tax Return, duly executed by Purchaser;

(g)	The Transfer Report, duly executed by Purchaser;

(h)    An acknowledgment of receipt of the copies (or originals) of the Leases and Service Contracts delivered by Seller;

(i)    Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(j)    Such other instruments, agreements or other documents as may be necessary or convenient to effectuate the provisions of this Agreement, including, without limitation, a Property Owner’s Registration Form (Department of Finance) and Customer Registration Form (Department of Environmental Protection).

8.3    Seller shall use commercially reasonable efforts to prepare, no later than two (2) Business Days’ prior to the Closing, a closing statement (the “Closing Statement”), which shall contain Seller’s estimate of the amounts of the items requiring adjustment pursuant to this Agreement and shall be accompanied by an updated rent roll for the Leases (listing current rents paid and any delinquent prepaid rents). The amounts set forth on the Closing Statement shall be subject to the reasonable review and comment of Purchaser and shall be the basis upon which the prorations and apportionments provided for in this Agreement shall be made at the Closing. The Closing Statement shall be binding and conclusive on all parties hereto (absent manifest error) upon Purchaser’s review and the parties approval thereof, and at the Closing, the Closing Statement shall be executed and delivered by the parties hereto. Subject to the provisions of Section 6 of this Agreement, any errors in the Closing Statement shall be corrected post-Closing.

9.    Conditions to the Closing.

9.1    Notwithstanding anything to the contrary contained herein, the obligation of Seller to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Seller, at its election, evidenced by notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

9.1.1 Purchaser shall have executed and delivered to Seller all of the documents, shall have paid all sums of money and shall have taken or caused to be taken all of the other action required of Purchaser in this Agreement.

9.1.2 All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date.

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9.2    Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close title and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, evidenced by notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

9.2.1 Seller shall have executed and delivered to Purchaser all of the documents required to be delivered by Seller at the Closing and shall have taken all other action required of Seller at the Closing.

9.2.2 (a)    All representations and warranties made by Seller in this Agreement (each a “Seller Representation” and collectively, “Seller Representations”) shall be true and correct in all material respects as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing; provided, however, that if on the Closing Date any of Seller Representations are not true and correct in all material respects, Purchaser shall in any event be required to close hereunder and pay the Purchase Price to Seller unless the breach of any Seller Representations will have, in the aggregate, a “material adverse effect” and in such event, Purchaser shall be entitled, at its option and in its sole discretion, (i) to seek recovery of its actual damages on account of such breach, up to, but not in excess of, the Seller Liability Cap (as hereinafter defined), in which event Purchaser shall be required to close hereunder, or (ii) terminate this Agreement. As used herein, a “material adverse effect” shall be deemed to have occurred if by reason of such misrepresentation the fair market value of the Property is decreased by more than three percent (3%) of the Purchase Price. For purposes hereof, a Seller Representation shall not be deemed to have been breached if the Seller Representation is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which: (i) pursuant to the terms of this Agreement are permitted to have occurred; or (ii) did not arise by reason of a breach of any covenant made by Seller under this Agreement.

(b)    Notwithstanding the provisions of Section 9.2.2(a) of this Agreement, Purchaser shall have no right to terminate this Agreement pursuant to the provisions of this Section 9.2.2 as a result of the untruth of any Seller’s Representation if, within ten (10) days after the delivery of Purchaser’s notice terminating this Agreement, Seller delivers written notice to Purchaser of Seller’s intention to cure (which cure may be in the form of a credit allowed by Seller against the Purchase Price), in which event Purchaser’s notice of termination shall be tolled and Seller shall endeavor to cause such untrue Seller’s Representation to be corrected at or before Closing (and Seller shall be entitled to adjourn the Closing Date one or more times (but for not more than ninety (90) days in the aggregate) to effectuate such cure). If Seller fails to effectuate such cure on or before the Closing Date (as same may have been adjourned), then Purchaser shall have the right at Closing, as Purchaser’s sole remedy (Purchaser specifically waiving any right to bring an action against Seller for damages arising from Seller’s Representation which was untrue and discovered by Purchaser prior to Closing), to either: (i) terminate this Agreement by notice in writing to Seller, in which event (subject to the provisions of this Section 9.2.2(c)) the Downpayment shall be returned to Purchaser and this Agreement shall thereafter terminate and be of no further force or effect other than with respect to those provisions that expressly survive termination of this Agreement; or (ii) to seek recovery of its actual damages (but in no event shall such recovery include, nor shall Seller be liable for,

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consequential, speculative or punitive damages) on account of such breach, up to, but not in excess of, the Seller Liability Cap (as hereinafter defined) and accept title to the Property without any abatement of the Purchase Price.

(c)    If: (i) prior to the Closing Date, Purchaser delivers notice to Seller that any Seller’s Representations are false in any material and adverse respect as hereinabove provided; and/or (ii) on the date to which Seller adjourns the Closing pursuant to Section 9.2.2(b) above, Purchaser delivers notice to Seller that Seller has failed to cure the relevant untrue Seller’s Representations, then Purchaser shall be required to elect one of the remedies set forth in Section 9.2.2(b) above prior to the Closing Date and if Purchaser fails to make such an election same shall conclusively mean that Purchaser has determined to proceed under clause (i) of Section 9.2.2(b) above. Without limitation of the foregoing, on or before the earlier to occur of (x) the Closing Date or (y) the date that is ten (10) days after the date that Purchaser has actual knowledge prior to Closing that any of Seller’s Representations are untrue in any material respect, Purchaser shall deliver notice thereof to Seller stating whether Purchaser desires to proceed in respect thereof under clause (i) or clause (ii) of Section 9.2.2(b) above. In the event that Purchaser fails to so notify Seller of any such untrue Seller’s Representation(s) and/or Purchaser’s desire to proceed under clause (i) or clause (ii) of Section 9.2.2(b) above within such ten (10) day (or shorter) period, then Purchaser shall be deemed to have waived Purchaser’s right to terminate this Agreement and/or assert the untruth of such representation against Seller pursuant to the terms hereof. Without limitation of the foregoing, in the event that Purchaser has actual knowledge prior to Closing that any of Seller’s Representations are untrue in any material respect prior to the Closing Date and nonetheless proceeds to Closing without making a claim under this Section 11.3, then same shall be deemed to be a waiver by Purchaser of any further right to make a claim arising out of such untrue nature of such Seller’s Representation(s).

(d)    During the Survival Period, Seller shall have no liability to Purchaser for a misrepresentation or breach of a representation or warranty hereunder, if: (i) Purchaser does not provide to Seller written notice of a claim of misrepresentation or breach occurring on or prior to the expiration of the Survival Period; (ii) Purchaser had actual knowledge of the misrepresentation or breach prior to the consummation of Closing; or (iii) the aggregate amount of all claims by Purchaser for misrepresentation or breach of warranty is less than Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, that if such claims equal or exceed Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate, Purchaser shall have the right to prosecute such claims in the full amount thereof, and not just in the amount by which such claims exceed Two Hundred Fifty Thousand Dollars ($250,000.00). The maximum amount of liability that Seller shall have under any circumstance for a misrepresentation or other breach of a representation or warranty, and any liability under any other document or instrument delivered by Seller in connection with the update at Closing of Seller’s representations and warranties contained herein) shall not exceed the total amount of One Million Dollars ($1,000,000.00) in the aggregate (the “Seller Liability Cap”); provided, however, the Seller Liability Cap shall not apply with respect to the correction of errors related to computations and calculations pursuant to Section 6.1. As security for Seller’s post-Closing liabilities with respect to the representations and warranties of Seller contained in this Agreement during the Survival Period, at Closing, Seller shall deposit in escrow with the Title Company an amount equal to the Seller Liability Cap (the “Post-Closing Escrow”), which Post-Closing

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Escrow shall be held pursuant to the terms and conditions of the escrow agreement annexed hereto as Exhibit 9.2.2(c) (the “Post-Closing Escrow Agreement”) during the Survival Period. Purchaser shall have the right to make a claim against the Post-Closing Escrow by delivering notice to Seller and the Title Company specifying the nature of such claim, which notice shall be delivered prior to the expiration of the Survival Period.

(e)    The liability of Seller under this Section 9.2.2 shall be several, not joint, and each Seller shall be liable as to the representations and warranties made as to the applicable Property owned by each Seller.

9.2.3 The Title Company shall be willing to insure title to the Property pursuant to an ALTA 2006 Owner’s Policy of Title Insurance in the amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Purchaser), subject only to the Permitted Exceptions and as otherwise provided in this Agreement (the “Title Policy”).

9.2.4 This Agreement, and the transaction contemplated hereby, is subject to the approval by Purchaser’s board of directors, investment committee and/or other applicable group (collectively, the “Committee”). If the Committee does not approve (in its sole and absolute discretion) this Agreement, or the transaction contemplated hereby, or Purchaser fails to notify Seller of whether the Committee has approved or disapproved this Agreement, or the transaction contemplated hereby, on or before July 30, 2014, then this Agreement shall terminate, the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder. Purchaser shall promptly notify (which notification may be given by telephone or electronic mail) Seller as to whether the Committee has approved or disapproved this Agreement, and the transaction contemplated hereby.

10.    Limitation on Liability of Parties.

10.1 If Purchaser shall default in the performance of Purchaser’s obligations under this Agreement (other than with respect to a breach by Purchaser of Section 12 hereof or any obligations that expressly survive the Closing or earlier termination of this Agreement) and Seller is ready, willing, and able to close in accordance with the terms, provisions and conditions of this Agreement and the Closing does not occur as a result thereof (a “Purchaser Default”), Seller’s sole and exclusive remedy shall be, and Seller shall be entitled, to retain the Downpayment as and for full and complete liquidated and agreed damages for Purchaser’s Default, and the parties hereto shall be released from any further liability to each other hereunder, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A PURCHASER DEFAULT AND THAT THE DOWNPAYMENT AND ANY INTEREST EARNED THEREON, AS THE CASE MAY BE, REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A PURCHASER DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

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10.2 Subject to the provisions of Section 4.3, if Seller shall default in the performance of Seller’s obligations under this Agreement and Purchaser is ready, willing, and able to close in accordance with the terms, provisions and conditions of this Agreement and the Closing does not occur as a result thereof, Purchaser’s sole and exclusive remedy shall be, and Purchaser shall be entitled, to either (a) receive the Downpayment, and the parties hereto shall be released from any further liability to each other hereunder, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement, or (b) if Seller’s default is the willful or intentional refusal to convey title to the Property as provided in this Agreement, (i) seek specific performance of Seller’s obligations hereunder, provided that any such action for specific performance must be commenced within thirty (30) days after such default, or (ii) receive the Downpayment and reimbursement from Seller of the costs theretofore incurred by Purchaser in connection with the transaction contemplated hereby in an amount not to exceed $250,000, and, upon such reimbursement, the parties hereto shall be released from any further liability to each other hereunder, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event whatsoever shall Seller be liable to Purchaser for any damages of any kind whatsoever.

11.    Fire or Other Casualty; Condemnation.

11.1 Seller agrees to (a) maintain (i) its present property insurance policy including fire and extended coverage or (ii) similar insurance coverage and (b) give Purchaser reasonably prompt notice of any fire or other casualty occurring at the Property of which Seller obtains knowledge, between the date hereof and the Closing Date, or of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

11.2 If prior to the Closing there shall occur (a) damage to the Property caused by fire or other casualty which would cost an estimated amount equal to fifteen percent (15%) of the Purchase Price or more to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser or (b) a taking by condemnation of any material portion of the Property then, and in either such event, Purchaser may elect to terminate this Agreement by notice given to Seller within ten (10) days after Seller has given Purchaser the notice referred to in Section 11.1 hereof, or at the Closing, whichever is earlier, in which event Seller shall promptly instruct Title Company to return the Downpayment and upon Purchaser’s receipt of the Downpayment, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of Seller’s interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, shall deliver to Purchaser any such proceeds or awards actually theretofore paid, less any amounts (the “Reimbursable Amounts”) (i) actually and reasonably expended or incurred by Seller in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys’ fees and expenses) and/or (ii) theretofore actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency

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repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures); and Seller shall pay to Purchaser the amount of the deductible, if any, under Seller’s property insurance policy(ies), less all Reimbursable Amounts not received by Seller from any insurance proceeds or condemnation awards paid to Seller prior to the Closing.

11.3 If, prior to the Closing, there shall occur (a) damage to the Property caused by fire or other casualty which is estimated to cost less than fifteen percent (15%) of the Purchase Price to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser or (b) a taking by condemnation of any part of the Property which is not material, then, and in either such event, Purchaser shall not have the right to terminate this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of Seller’s interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or shall deliver to Purchaser any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts; and Seller shall pay to Purchaser the amount of the deductible, if any, under Seller’s property insurance policy(ies), less all Reimbursable Amounts not received by Seller from any insurance proceeds or condemnation awards paid to Seller prior to the Closing. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

11.4 Nothing contained in this Section 11 shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation. For purposes of this Section 11, a taking of a material part of the Property shall mean a taking (i) affecting more than fifteen percent (15%) of the Property, (ii) adversely affecting, other than temporarily, material access to the Building from public rights of way or (iii) impacting any significant structural component or significant operating system of the Building that has a material impact on the overall use or operation of the Property. If Purchaser does not elect to terminate this Agreement in accordance with Section 11.2, or upon the occurrence of the events set forth in Section 11.3(a) or Section 11.3(b), Seller shall have the exclusive right to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards subject to Purchaser’s reasonable consent thereto. Further, Purchaser shall have no right to terminate this Agreement if any damage or destruction caused by fire or other casualty or condemnation occurs to only one Building, unless such damage or destruction would cost an estimated amount equal to fifteen percent (15%) of the Purchase Price or more to repair or such condemnation results in the taking of a material part of a Building.

12.    Brokerage.

Seller represents and warrants that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby other than Eastdil Secured, LLC and Eastern Consolidated (“Broker”). Purchaser represents and warrants that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of

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the transactions contemplated hereby other than Broker. Each party agrees to indemnify and hold harmless the other party from and against all claims, losses, liabilities and expenses, including, without limitation, reasonable attorneys fees and disbursements caused by or arising out of: (a) a breach of the foregoing representation of the indemnifying party; and (b) any claim made by any other broker, consultant, finder or like agent (other than Broker with respect to Purchaser’s indemnity) claiming to have dealt with the indemnifying party. Seller agrees to pay any commission payable to Broker in connection with this transaction pursuant to a separate agreement with Broker. The provisions of this Section 12 shall survive the Closing or the termination of this Agreement.

13.    Closings Costs.

At the Closing, Seller shall pay the New York State Real Estate Transfer Tax imposed pursuant to Article 31 and Section 1402 of the New York Tax Law (the “State Transfer Tax”) and the New York City Real Property Transfer Tax imposed pursuant to Title 11, Chapter 21 of the New York City Administrative Code (the “City Transfer Tax”), upon or payable in connection with the transfer of title to the Property and the recordation of the Deed, which State Transfer Tax and City Transfer Tax shall, at Seller’s election, be allowed for out of the Purchase Price and paid by Purchaser on behalf of Seller. At the Closing, Seller and Purchaser shall each execute, acknowledge (if appropriate) and deliver the State Transfer Tax Return, the City Transfer Tax Return and the Transfer Report to the Title Company or to the appropriate governmental offices. All such tax payments shall be made payable directly to the order of the appropriate governmental officer or the Title Company. Except as otherwise expressly provided to the contrary in this Agreement, Purchaser shall pay (a) all charges for recording and/or filing the Deed and (b) all title charges and survey costs, including the premium on Purchaser’s Title Policy. Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing. The provisions of this Section 13 shall survive the Closing or the termination of this Agreement.

14.    Notices.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when: (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by delivery of, pursuant to one of the other means set forth in this Section 14 before the end of the first Business Day thereafter, printed confirmation of the successful transmission to the appropriate facsimile number listed below as obtained by the sender from the sender’s facsimile machine, (c) electronic mail, if following by delivery of, pursuant to one of the other means set forth in this Section 14 before the end of the first Business Day thereafter, (d) upon receipt, when sent by prepaid reputable overnight courier or (e) three (3) days after the date so mailed if sent postage prepaid by certified mail, return receipt requested, in each case addressed as follows:

If to Seller, to:

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c/o Savanna
430 Park Avenue, 12th Floor

New York, New York 10022

Attention: Kevin Hoo
Facsimile: (212) 229-1113
E-Mail: KHoo@savannafund.com

with a copy to:

Cole, Schotz, Meisel, Forman & Leonard, P.A.
900 Third Avenue, 16th Floor
New York, New York 10022
Attention: Leo V. Leyva, Esq.
Facsimile: (646) 563-7930
E-Mail: lleyva@coleschotz.com

and

Cole, Schotz, Meisel, Forman & Leonard, P.A.
Court Plaza North
25 Main Street
Hackensack, New Jersey 07601
Attention: Richard W. Abramson, Esq.
Facsimile: (201) 678-6218
E-Mail: rabramson@coleschotz.com

If to Purchaser, to:

c/o American Realty Capital
405 Park Avenue
New York, New York 10022
Attention: Legal Department
Facsimile: (212) 421-5799
E-Mail: mead@arlcap.com

with a copy to:

c/o American Realty Capital
405 Park Avenue
New York, New York 10022
Attention: President
Facsimile: (212) 421-5799
E-Mail: mhappel@arlcap.com

If to Escrow Agent, to:

First American Title Insurance Company
633 Third Avenue

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New York, New York 10017
Attention: Stephen Farber
Facsimile: (212) 331-1576
E-Mail: sfarber@firstam.com

Personal delivery to a party or to any officer, partner, member, agent or employee of such party at the foregoing addresses shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Notices may be sent by the attorneys for the respective parties and each such notice so served shall have the same force and effect as if sent by such party. Notices shall be valid only if served in the manner provided in this Section 14.

15.    Like-Kind Exchange.

Purchaser, at the request of Seller, agrees to cooperate reasonably with Seller so that Seller may dispose of the Property in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). In order to implement such exchange: (i) Seller, upon notice to Purchaser, shall assign its rights, but not its obligations, under this Agreement to a third party designated by Seller to act as a qualified intermediary (as such phrase is defined in applicable regulations issued under the Tax Code); (ii) Purchaser shall, and hereby agrees to, acknowledge such assignment and make all payments due hereunder to or as may be directed by such intermediary; and (iii) at Closing, Seller shall convey the Property directly to Purchaser; provided, however, that: (w) Purchaser’s cooperation shall be limited to the actions specifically contemplated by the foregoing sentence; (x) none of Purchaser’s rights or obligations hereunder shall be affected or modified in any way, nor shall any time periods contained herein be affected in any way; (y) Purchaser shall have no responsibility or liability to Seller or any other person for the qualification of Seller’s purported exchange transaction under Section 1031 of the Tax Code other than as a result of Purchaser’s failure to perform the actions specifically contemplated in this Paragraph; and (z) Purchaser shall not be required to incur any additional expense (unless reimbursed by Seller) or liability (other than to a de minimis extent) as a result of such cooperation, exchange or assignment. Seller hereby agrees to and shall save, defend, indemnify and hold Purchaser harmless from and against any and all liability incurred by Purchaser as a result of any such cooperation, exchange or assignment.

16.    Assignment.

Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Notwithstanding anything to the contrary contained in this Section 16, Purchaser may assign, at Closing (and at no time prior thereto), all of its rights and delegate all of its obligations hereunder to any Affiliate (as hereinafter defined) of Purchaser which is under the control of Purchaser. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the assignor’s obligations under this Agreement in form and substance satisfactory to Seller, provided that Purchaser originally named herein shall not be relieved from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller’s prior written consent or not otherwise

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permitted hereunder shall be void and of no effect. Any change in control of Purchaser or of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 16. For purposes of this Section 16, the capitalized term: (a) “Affiliate” means: (i) any corporation in which Purchaser or any partner, shareholder, member of Purchaser directly or indirectly owns or controls more than fifty-one percent (51%) of the beneficial interest, (ii) any partnership, joint venture or limited liability company in which Purchaser or any partner, shareholder, member of Purchaser is a partner, joint venturer or member, (iii) any trust in which Purchaser or any partner, shareholder, member of Purchaser is a trustee or beneficiary; and (b) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of voting stock, by contract or otherwise. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

17.    Employee Matters.

17.1 Purchaser acknowledges that as of the date hereof, certain Employees engaged in work at the Property are employees subject to the Union Contract with Service Employees International Union, Local 32BJ (the “Union”). Those Employees are employees of the Property Manager, Able, QBS or QPS. Purchaser agrees to indemnify and hold harmless Seller from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) caused by or arising out of: (a) the Union Contract on or after the Closing Date; (b) any claim by any of the Employees or the Union under any federal, state or local statute, regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise) with respect to the employment, discharge or layoff of the Employees based on facts arising on or after the Closing Date, (c) any claim by any of the Employees or the Union arising out of termination of the Employees, if applicable, including, without limitation, any obligation to make termination or severance payments (which payments may include, without limitation, wages, benefit continuation, termination pay, liquidated damages, accrued sick days and vacation days); or (d) any claim by any of the Employees or the Union arising from actions taken by Purchaser prior to the Closing Date. Without limiting the general application of the preceding sentence, Purchaser specifically agrees to indemnify and hold harmless Seller from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) caused by or arising out of a claim that Purchaser, its managing agent, or third-party service provider failed to assume and adopt the Union Contract or has failed to offer employment (and appropriate terms and conditions of employment) to all of the Employees.

17.2 Seller agrees to indemnify and hold harmless Purchaser from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) caused by or arising out of: (a) the Union Contract before the Closing Date during Seller’s period of ownership of the Property; (b) any claim by any of the Employees or the Union under any federal, state or local statute, regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise) with respect to the employment, discharge or layoff of the Employees based on facts arising before the Closing Date

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during Seller’s period of ownership of the Property; (c) any claim by any of the Employees or the Union arising out of termination of the Employees before the Closing Date during Seller’s period of ownership of the Property, if applicable, including, without limitation, any obligation to make termination or severance payments (which payments may include, without limitation, wages, benefit continuation, termination pay, liquidated damages, accrued sick days and vacation days); or (d) any claim by any of the Employees or the Union arising from actions taken by Seller after the Closing Date.

17.3 The provisions of this Section 17 shall survive the Closing.

18.    Tax Proceedings.

From and after the date hereof until the Closing, Seller is hereby authorized to commence any new proceeding or proceedings and/or continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Property for fiscal years ending prior to the fiscal year in which the Closing occurs and for the fiscal year in which the Closing occurs, and in Seller’s sole discretion at its sole cost and expense to litigate or settle same; provided, however, that (i) Seller shall not settle and such proceeding relating to the fiscal year in which the Closing occurs without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (ii) Purchaser shall be entitled to that portion of any refund relating to the period occurring from and after the Closing after payment to Seller of all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in obtaining such refund. Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. Any refunds or credits due for the periods prior to Purchaser’s ownership of the Property shall remain the sole property of Seller. Purchaser shall have the sole right to prosecute any tax proceedings in respect of the Property relating to any fiscal year ending after the fiscal year in which the Closing occurs. Seller shall reasonably cooperate with Purchaser at no out-of-pocket expense to Seller in connection with the prosecution of any such tax proceedings. If any application or proceeding is commenced under the Industrial and Commercial Abatement Program (ICAP) before the New York City Department of Finance (or its successor) after the Closing, Seller shall be entitled to the benefit of any such program to the extent received by Purchaser and applicable to Seller’s period of ownership of the Property. The provisions of this Section 18 shall survive the Closing.

19.    Continued Operations; Leasing.

19.1 Until the Closing or earlier termination of this Agreement, Seller shall (i) operate and maintain the Property in a manner consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, provided that Seller shall not be obligated to make any extraordinary repairs (except to comply with landlord’s obligation under the Leases) or make any capital improvements to the Property, and (ii) not, and shall not permit Property Manager to terminate, renew or modify any Leases (except to the extent required by law) or enter into new leases without Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Seller renews the terms of any Lease or enters into any new Lease (upon Purchaser’s consent as herein provided) in accordance with the

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terms hereof, then, at the Closing, Purchaser shall reimburse Seller for all costs and expenses incurred by Seller in connection with such renewal Lease or new Lease, including, without limitation, tenant improvement work, landlord work, advertising/marketing costs, legal fees and expenses, overhead/staff expenses, brokerage/leasing commissions and the applicable Rent Concession (as hereinafter defined). Nothing herein contained shall be deemed to be a guaranty, warranty or assurance that any Lease, renewal Lease or new Lease entered into by Seller will be in effect at the Closing, and the termination of any Lease, renewal Lease or new Lease prior to the Closing shall not affect Purchaser’s obligations hereunder. As used herein, “Rent Concession” shall mean an amount calculated with respect to each such renewal Lease or new Lease, as follows: (a) the number of days from the execution date of the renewal Lease or new Lease until the Closing Date; multiplied by: (b) the result of: (i) the total rent payable for the renewal term or term under the Lease, as applicable, divided (ii) by the number of days in the renewal term of the Lease or term of the new Lease, as applicable.

19.2 Purchaser acknowledges that there is certain tenant improvement work being performed by Seller at the Property (“TI Work”) pursuant to the Twitter Lease. From and after the Effective Date and prior to the Closing Date, Seller and Purchaser shall endeavor in good faith to negotiate the terms reasonably acceptable to Purchaser and Savanna Project Management, LLC (“SPM”) of a project management agreement between SPM and Purchaser pursuant to which SPM will act as the project manager for completion of the TI Work. If after negotiation in good faith by SPM and Purchaser a final form of Project Management Agreement cannot be agreed upon by SPM and Purchaser on or prior to the Closing Date, then the Closing shall occur as otherwise provided in this Agreement and the obligation of Purchaser and SPM to enter into a project management agreement at Closing shall not be applicable. From and after completion of the TI Work, Purchaser shall have the option to retain SPM to serve as Purchaser’s agent in connection with any Additional Work (as defined in the Twitter Lease) to be performed in the remaining tenant space in the Building in which TI Work has not been performed.

19.3 At the Closing, Seller shall deposit in escrow with Escrow Agent (the “Base Building Work Escrow”) a portion of the proceeds of the Purchase Price in the amount of Two Million Eight Hundred Two Thousand Thirty-One Dollars ($2,802,031.00) (inclusive of a 25% contingency) (the “Base Building Work Escrow Amount”), which amount constitutes the estimated remaining cost (as of the Closing Date) to complete the so-called Landlord’s Initial Work (other than the Make Ready Work) as more particularly set forth on Exhibit 19.3 attached hereto and made a part hereof (the “Base Building Work”). The Base Building Work Escrow Amount shall be held in escrow and subsequently disbursed in accordance with the terms hereof and the terms of the Post-Closing Escrow Agreement. Seller shall complete, or cause to be completed the Base Building Work. If the cost to complete the Base Building Work exceeds the Base Building Work Escrow Amount, then Seller shall be obligated to pay such excess in a timely manner. Each of 245 Seller and 249 Seller shall have the right to withdraw funds from the Base Building Work Escrow from time to time in accordance with the terms hereof and the terms of the Post-Closing Escrow Agreement in an amount equal to the portion of the Base Building Work then completed. Upon completion of the Base Building Work and inspection and approval thereof by DOB (to the extent such Base Building Work must be inspected and approved by DOB pursuant to applicable laws), any undisbursed portion of the Base Building Work Escrow shall be released to 245 Seller and 249 Seller, as applicable, pursuant to the terms hereof and the terms of the Post-Closing Escrow Agreement. Subject to this Section 19.3, if the

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Base Building Work is not completed within one hundred eighty (180) days after the Closing Date, then Purchaser may elect, by notice given to Seller at any time after the expiration of such period of one hundred eighty (180) days, to complete the Base Building Work on Seller’s behalf and withdraw funds from the Base Building Work Escrow as provided herein and in the Post-Closing Escrow Agreement to reimburse Purchaser for the actual cost of performing the Base Building Work; provided, however, Purchaser shall not have the right to withdraw funds from the Base Building Work Escrow in the event: (i) the Base Building Work has been completed, but not yet inspected and approved by the New York City Department of Buildings (“DOB”) (to the extent such Base Building Work must be inspected and approved by DOB pursuant to applicable laws) as a result of delays caused by Purchaser, or such agency’s inspection schedule or to the extent DOB imposes any conditions to such approval on the completion of alterations of the Base Building Work following its inspection thereof, and Seller is then working in good faith to diligently obtain the inspection and approval of the DOB and satisfying the conditions to such approval; and (ii) if the Base Building Work has been completed but vendors have not been paid because Seller has not received invoices and other documents required as a pre-condition to payment from such vendors. If, as a result of payments that are outstanding to vendors a mechanic’s lien is recorded against the 245 Land or the 249 Land, then Purchaser shall provide Seller with notice of such mechanic’s lien along with a copy of such lien, and Seller shall have fifteen (15) days following receipt of such notice from Purchaser to: (x) pay the amount of such lien; (y) bond over such lien; or (z) cause the vendor that filed such lien to discharge and release same, all at Seller’s sole cost and expense, but Seller shall be permitted to draw upon funds in the Base Building Work Escrow to pay such amounts. If Seller fails to take any action under the foregoing clause (x), clause (y) or clause (z), then Purchaser shall have the right to withdraw funds from the Base Building Work Escrow to pay such mechanic’s lien, provided that if there are not sufficient funds available in the Base Building Work Escrow, Seller shall reimburse Purchaser for the cost thereof within fifteen (15) days after Purchaser gives Seller an invoice therefor, together with reasonable supporting documentation for the amount set forth therein. If Purchaser so elects to complete the Base Building Work, then Seller shall have no right to withdraw funds from the Base Building Work Escrow for Base Building Work that has not been completed from and after the date that Purchaser makes such election. If the cost to complete the Base Building Work exceeds the Base Building Work Escrow Amount, then Seller shall be obligated to pay such excess, and Seller shall reimburse Purchaser for the costs incurred by Purchaser in completing the Base Building Work within thirty (30) days after Purchaser completes the Base Building Work and sends Seller an invoice showing in reasonable detail the work performed to complete the Base Building Work not completed by Seller for which such costs have been incurred by Purchaser.

19.4 Seller shall not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Property that will survive the Closing.

19.5 Seller shall not transfer or remove any of the Personal Property from the Property except for the purpose of repair or replacement thereof. Any items of the Personal Property replaced after the date hereof shall be installed prior to the Closing and shall be of substantially similar quality of the item of the Personal Property being replaced;

19.6 The provisions of this Section 19 shall survive the Closing.

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20.    Confidentiality.

Purchaser covenants and agrees not to communicate: (i) the terms or any aspect of this Agreement and the transactions contemplated hereby and (ii) the content of any and all information in respect of the Property which is supplied by Seller to Purchaser (collectively, the “Confidential Information”) to any person or entity, without the express written consent of the other party; provided, however, that Purchaser may, without consent, disclose the Confidential Information (a) to its respective advisors, consultants, attorneys, accountants, partners, investors, and lenders (the “Transaction Parties”) without the express written consent of Seller, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Purchaser shall notify the Seller in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information which it is legally required to disclose. Seller covenants and agrees not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity, without the express written consent of Purchaser; provided, however, that Seller may, without consent, disclose the terms or any aspect of this Agreement and the transactions contemplated hereby to its Transaction Parties without the express written consent of Purchaser, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof. If this Agreement is terminated, such confidentiality shall be maintained by Seller and Purchaser, and Purchaser and its Transaction Parties will destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by Purchaser, and its Transaction Parties in writing. The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller, Purchaser or its respective Transaction Parties in breach of the provisions of this Section 20. The provisions of this Section 20 shall survive the Closing or the earlier termination of this Agreement.

21.    Further Assurances.

The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Section 21 shall survive the Closing or the earlier termination of this Agreement.

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22.    Escrow.

22.1    Escrow Agent shall hold and disburse the Downpayment in accordance with the following provisions:

22.1.1 Escrow Agent shall have the right, but not the obligation, to invest the Downpayment in savings accounts, treasury bills, certificates of deposit and/or in other money market instruments, or in funds investing in any of the foregoing, and shall not be liable for any losses suffered in connection with any such investment.

22.1.2 If the Closing occurs, then Escrow Agent shall deliver the Downpayment to Seller.

22.1.3 If Escrow Agent receives a notice signed by Purchaser or Seller (the “Noticing Party”) stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to the Downpayment, or that the other party hereto (the “Non-Noticing Party”) has defaulted in the performance of its obligations hereunder, Escrow Agent shall deliver a copy of such notice to the Non-Noticing Party. The Non-Noticing Party shall have the right to object to such request for the Downpayment by notice of objection delivered to and received by Escrow Agent ten (10) Business Days after the date of Escrow Agent’s delivery of such copy to the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Downpayment to the Noticing Party. If Escrow Agent shall have received a notice of objection from the Non-Noticing Party within the time herein prescribed, Escrow Agent shall, at its sole option, either (i) deliver to a court of competent jurisdiction the Downpayment; or (ii) retain the Downpayment until one of the following events shall have occurred: (a) the Non-Noticing Party shall have failed to commence an action in a court of competent jurisdiction against the Noticing Party to resolve why the Noticing Party shall not be entitled to the payment of the Downpayment within thirty (30) days after delivery of the Noticing Party’s notice, by serving a summons and complaint on the Noticing Party and delivering to Escrow Agent a copy thereof, together with an affidavit of service within such thirty (30) day period, in which event Escrow Agent shall pay over the Downpayment to the Noticing Party; (b) there shall have been served upon Escrow Agent an order or judgment duly entered in a court of competent jurisdiction setting forth the manner in which the Downpayment is to be paid out and delivered, in which event Escrow Agent shall deliver the Downpayment as set forth in such order or judgment; or (c) Seller and Purchaser shall have delivered to Escrow Agent a joint statement executed by both Seller and Purchaser setting forth the manner in which the Downpayment is to be paid out and delivered, in which event Escrow Agent shall deliver the Downpayment as set forth in such statement. Escrow Agent shall not be or become liable in any way to any person for its refusal to comply with any such requests or demands by Seller and Purchaser until and unless it has received a direction of the nature described above.

22.2    Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Seller and/or Purchaser, or from Seller and/or Purchaser to Escrow Agent, provided for in this Section 22 shall be addressed to the party to receive such notice at its notice

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address set forth in Section 14 above (with copies to be similarly sent to the additional persons therein indicated).

22.3    Notwithstanding the foregoing, if Escrow Agent shall have received a notice of objection as provided for in Section 22.1.3 above within the time therein prescribed, or shall have received at any time before actual disbursement of the Downpayment a notice signed by either Seller or Purchaser disputing entitlement to the Downpayment or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Downpayment (whether or not litigation has been instituted), Escrow Agent shall have the right, upon notice to both Seller and Purchaser, (a) to deposit the Downpayment with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Downpayment with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

22.4    Escrow Agent is acting hereunder without charge as an accommodation to Purchaser and Seller, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorneys’ fees (either paid to retained attorneys or, representing the fair value of legal services rendered by Escrow Agent to itself), arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder.

23.    Miscellaneous.

23.1 Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall not survive the Closing.

23.2 This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

23.3 This Agreement may be executed in counterparts, each of which shall be deemed an original.

23.4 The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

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23.5 This Agreement (including all exhibits annexed hereto), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

23.6 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged.

23.7 The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

23.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

23.9 The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

23.10 All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. If Purchaser consists of two or more parties, the liabilities of such parties shall be joint and several.

23.11 As used herein, the term “Business Day” means any day of the year on which banks are not required or authorized by law to close in New York City (excluding Saturdays and Sundays).

23.12 This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

23.13 This Agreement may be executed and delivered by facsimile or electronic mail transmission, and such transmission of the Agreement shall be treated as an original.

23.14 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

23.15 If any action is brought by either party against the other in connection with or arising out of this Agreement or any of the documents and instruments delivered in connection herewith or in connection with the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred in connection with the prosecution or defense of such action.

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23.16 (a) Any legal action or proceeding with respect to this Agreement shall be brought in a Federal or state court of competent jurisdiction sitting in the City, County and State of New York (including the appellate courts thereof) (each, a “New York Court”) and by execution and delivery of this Agreement, each party to this Agreement hereby accepts, generally and unconditionally, the jurisdiction of the New York Courts. Each party to this Agreement hereby expressly and irrevocably submits the person of such party to this Agreement to the personal jurisdiction of the New York Courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of such party to this Agreement in any such New York Court.

(b) To the fullest extent permitted under applicable law, each party to this Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in a New York Court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, any claim that it is not personally subject to the jurisdiction of any such New York Court or that this Agreement or the subject matter hereof may not be enforced in or by such New York Court.

23.17 SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

23.18 To the extent applicable, all of the foregoing provisions of this Section 23 shall survive the Closing or the earlier termination of this Agreement.

24.    Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as otherwise expressly provided in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys, or agents of Seller, or any other person or entity, shall have any personal liability or obligation whatsoever for obligations entered into by or on behalf of Seller. Notwithstanding anything to the contrary contained in this Agreement, except as otherwise expressly provided in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys or agents of Purchaser, or any other person, shall have any personal liability or obligation whatsoever for any obligations under this Agreement or under any documents delivered at Closing, and the individual assets of such parties shall not be subject to any claims of any person relating to such obligations. However, the foregoing shall not in any way limit the parties’ obligations and liabilities under this Agreement. The provisions of this Section 25 shall survive the Closing or any early termination of this Agreement.

25.    Time of the Essence. The parties hereto acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents and the funding of money) required or permitted to be taken under this Agreement. Whenever action must be taken (including, without limitation, the giving of notice, the delivery

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of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Eastern Standard Time) on such date, provided that such action must be completed by 3:00 p.m. (Eastern Standard Time) with respect to the payment of the balance of the Purchase Price and other payments by Purchaser on the Closing Date. However, notwithstanding anything to the contrary herein, whenever action must be taken (including, without limitation, the giving of Notice, the delivery of documents or the funding of money) under this Agreement prior to the expiration of, by no later than or on a particular date that is not a Business Day, then such date shall be extended until the immediately following Business Day.

26.    No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

27.    314 Audit. Upon Purchaser’s request, for a period of one (1) year after Closing, Seller shall make the financial statements, including balance sheets, income statements and cash flow statements and related notes, and any and all books, records, financial data, leases, delinquency reports and all other documents and matters (other than confidential and privileged information and other than loan documents) maintained by Seller or their agents and relating to receipts and expenditures reasonably necessary to complete an audit pertaining to the Property for the three (3) most recent full calendar years (or the period owned by Seller, whichever is less) and the interim period of the current calendar year (collectively, the “Records”) available to Purchaser and/or its auditors for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser and/or its auditors, but without expense to Seller, with copies of, or access to, such factual and financial information as may be reasonably requested by Purchaser or its designated accountants, and in the possession or control of Seller, to enable Purchaser to file any filings required by the Securities and Exchange Commission (the “SEC”) in connection with the purchase of the Property. Purchaser has advised Seller that it is required to file audited financial statements related to the Property with the SEC within seventy-one (71) days of the Closing Date and agrees to provide access to any Records to the Purchaser’s auditors, on a timely basis to facilitate Purchaser’s timely submission of such audited financial statements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

245 WEST 17th STREET PROPERTY INVESTORS II,
LLC a Delaware limited liability company

By:/s/ Christopher Schlank
Name: Christopher Schlank
Title: Authorized Signatory

249 WEST 17th STREET PROPERTY INVESTORS II,
LLC a Delaware limited liability company

By:/s/ Christopher Schlank
Name: Christopher Schlank
Title: Authorized Signatory

PURCHASER:

NEW YORK RECOVERY OPERATING
PARTNERSHIP, L.P.,
a Delaware limited partnership

By: New York REIT, Inc., its general partner

By:/s/ Michael A. Happel
Name: Michael A. Happel
Title: President

ESCROW AGENT:

SOLELY FOR THE PURPOSES OF CONFIRMING THE

PROVISIONS OF SECTION 22:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:/s/ Steven Farber
Name: Steven Farber
Title: Vice President

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